Exhibit 10.38

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of July 24, 2003, by and between Therma-Wave, Inc., a Delaware corporation (the "Borrower") and Silicon Valley Bank ("Bank").

  DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated June 13, 2003, as may be amended from time to time (the "Loan Agreement"). The Loan Agreement provides for, among other things, a Committed Revolving Line in the original principal amount of Fifteen Million Dollars ($15,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

  Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

  DESCRIPTION OF COLLATERAL. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement.

  Hereinafter, the above-described security document, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

  DESCRIPTION OF CHANGE IN TERMS.

    Modification(s) to Loan Agreement.

      Sub-section (i) of Section 6.7 entitled "Quick Ratio (Adjusted)" is amended to read as follows:

      "(i) Quick Ratio (Adjusted). As of the last day of each month, a ratio of Quick Assets to Current Liabilities minus current portions of Deferred Revenue of at least 1.20 to 1.00.

      Sub-section (ii) of Section 6.7 entitled "Profitability" is amended in part to change the Applicable Amount for the quarter-ended 06/30/03 from a negative <$8,500,000> to a negative <$9,500,000>.

      Sections 7 (Negative Covenants) and 7.2 (Changes in Business, Ownership, Management or Business Locations) are amended to read as follows:

      "7. Negative Covenants

      Borrower will not do any of the following without Bank's and Exim Bank's prior written consent, which will not be unreasonably withheld:"

      "7.2 Changes in Business, Ownership, Management or Business Locations.

      Suffer a Change of Control, or engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and its Subsidiaries or reasonably related thereto. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office or add any new offices or business locations in which Borrower maintains more than $1,500,000 in Collateral. Neither Borrower nor any of its Subsidiaries shall be under any restriction with respect to the offer, sale or issuance of equity securities in a public or private offering so long as no Event of Default exists or will result from such public or private offering. This modification is subject to Silicon Valley Bank maintaining at all times a first priority secured interest in the Export-Related Collateral as required by the Working Capital Guarantee Program."

      The definition of "Revolving Maturity Date" set forth in Section 13.1 is amended to June 11, 2004.

      The Exim Borrowing Base Certificate, which comprises Exhibit E, is amended in part to change Line 19 thereof to read as follows:

      "19. Accounts with 50% over 60 days past invoice due date $_______"

  CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

  PAYMENT OF LOAN MODIFICATION EXPENSES. Borrower shall pay Bank its reasonable out-of-pocket expenses incurred for preparation of this Loan Modification Agreement.

  NO DEFENSES OF BORROWER. Borrower agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

  CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

  CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon receipt by Bank of a fully executed copy of this Loan Modification Agreement, together with payment of its out-of- pocket expenses incurred for preparation of this Loan Modification Agreement.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER: THERMA-WAVE, INC. By: /s:/ L. Ray Christie Name: L. Ray Christie Title: V.P., CFO & Secretary	BANK: SILICON VALLEY BANK By: /s:/ Kevin Walsh Name: Kevin Walsh Title: VP